                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                SHONEY'S, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           SHONEY'S INC.(R) (LOGO)

TAYLOR H. HENRY
CHAIRMAN OF THE BOARD
CHIEF EXECUTIVE OFFICER

To Our Shareholders:

     I am pleased to invite you to our Annual Meeting of Shareholders, which will be held in the Fifth Floor Auditorium of the First American Center in Nashville, Tennessee on Tuesday, April 18, 1995, at 9:00 a.m. On the following pages, you will find the formal notice of the Annual Meeting and our Proxy Statement, which describes the items of business that will be considered and voted upon at this year's meeting. If you have any questions about the Proxy Statement or the 1994 Annual Report, please let us know.

     In addition to discussing the items of business outlined in this Proxy Statement, we look forward to giving you a progress report on the Shoney's Restaurant improvement plan and the divestiture process. As in the past, there will be an informal discussion of the Company's activities during which time your questions and comments will be welcomed.

     We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, your return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Directors and management of Shoney's, Inc., I would like to express our appreciation for your continued support.

                                          Sincerely,

                                          /s/ Taylor H. Henry
                                          -------------------

                                          Taylor H. Henry
                                          Chairman of the Board
                                          Chief Executive Officer

         1727 ELM HILL PIKE, NASHVILLE, TENNESSEE 37210 (615) 391-5201

                           SHONEY'S INC.(R) (LOGO)

                               1727 ELM HILL PIKE
                           NASHVILLE, TENNESSEE 37210

 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 18, 1995
 ------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Shoney's, Inc. will be held in the fifth floor auditorium of the First American Center, Nashville, Tennessee, on Tuesday, April 18, 1995, at 9:00 a.m. (Central Daylight Time) for the following purposes:

          (1) To elect a Board of ten directors to serve until the 1996 annual meeting of shareholders or until their respective successors shall have been duly elected and qualified;

          (2) To consider and vote upon three shareholder proposals as described in the accompanying Proxy Statement; and

          (3) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 7, 1995 will be entitled to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /s/ F. E. McDaniel
                                          ------------------

                                          F. E. MCDANIEL, JR.
                                          Vice President and Secretary-Treasurer
Nashville, Tennessee
March 13, 1995

                                PROXY STATEMENT

                             ---------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 1995

                   ------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Shoney's, Inc., a Tennessee corporation (the "Company", which, unless otherwise indicated, includes all corporate predecessors and subsidiaries of the Company) from holders of the Company's shares of $1.00 par value common stock (the "Shares") to be voted at the 1995 annual meeting of shareholders of the Company (the "Annual Meeting") to be held in the fifth floor auditorium of the First American Center, Nashville, Tennessee, on Tuesday, April 18, 1995, at 9:00 a.m. (Central Daylight Time), and at any adjournments or postponements thereof. The first date on which this Proxy Statement and form of proxy with respect thereto are being sent or given to shareholders is on or about March 13, 1995.

     The Board has fixed the close of business on February 7, 1995 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, 41,405,113 Shares were outstanding. Each shareholder is entitled to one vote per Share held of record on the Record Date. Cumulative voting is not permitted.

     The holders of a majority of the Shares present in person or by properly executed proxies are required to constitute a quorum to transact business at the Annual Meeting. All Shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with instructions indicated in such proxies. In voting by proxy in regard to the election of directors to serve until the 1996 annual meeting of shareholders or until their respective successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders may not abstain with respect to the election of directors. With respect to each of the other proposals to be voted upon, shareholders may vote in favor of the proposal, against the proposal or may abstain from voting. If no instructions are indicated, such proxies will be voted FOR the election of all nominees as directors and AGAINST each of the shareholder proposals. The directors shall be elected by a plurality of the votes cast by the holders of Shares entitled to vote at the Annual Meeting if a quorum is present. Approval of each of the other proposals requires that the number of votes cast in favor of each proposal exceed the number of votes cast against each proposal. The Board does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

     No specific provisions of the Tennessee Business Corporation Act, the Company's charter or the Company's bylaws address the issue of abstentions or broker non-votes. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes in favor of a particular proposal. If a broker or nominee holding Shares in "street" name indicates on the proxy that it does not have discretionary authority to vote on a particular matter, those Shares will not be voted with respect to that matter.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed proxy card will vote all Shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary-Treasurer of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy,
(ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary-Treasurer of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, Attention: F. E. McDaniel, Jr., Vice President and Secretary-Treasurer.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board shall consist of not less than three nor more than fifteen directors. The Board has fixed the number of directors, as of the date of the Annual Meeting, at ten. It is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees to be directors of the Company until the 1996 annual meeting of shareholders or until their successors are elected and qualified, unless authority to vote is withheld. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the enclosed proxy card to vote for the remaining nominees named and to vote in accordance with their best judgment for any substitute nominees that are named.

     If a proxy is executed in such manner as not to withhold authority to vote for election of directors, then the persons named in the enclosed proxy card will vote such proxy for the election of the nominees listed below, reserving, however, full discretion to cast votes for other persons if any nominee is unable or unwilling to serve. Each person nominated for election, with the exception of Taylor H. Henry, has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable. Mr. Henry has agreed to serve as the Company's Chairman of the Board and Chief Executive Officer ("CEO") and as a director only until such time as his successor is selected. (See EXECUTIVE COMPENSATION -- Employment Contracts).

NOMINEES FOR THE BOARD

     Each nominee's principal occupation, age and period of service as a director of the Company are set forth below. All of the nominees are presently serving on the Board.

DENNIS C. BOTTORFF                                                         Age -- 50
President                                                                  Director since 1989
and Chief Executive Officer
First American Corporation
Mr. Bottorff served as President, Chief Operating Officer and as a member of the board of directors of Sovran Financial Corporation in Norfolk, Virginia until Sovran's merger with
Citizens and Southern Corporation in 1990. At that time, he became President and Chief
Operating Officer of C&S/Sovran Corporation. He resigned from C&S/Sovran Corporation in 1991 to become President and Chief Executive Officer and a member of the board of directors of First
American Corporation and its subsidiary, First American National Bank in Nashville, Tennessee.
TAYLOR H. HENRY                                                            Age -- 58
Chairman of the Board                                                      Director since 1989
and Chief Executive Officer
Shoney's, Inc.
Mr. Henry served as Vice President -- Finance and Chief Financial Officer of the Company from
1974 until 1991, when he was elected Senior Vice President -- Finance. He was elected
Chairman of the Board and Chief Executive Officer in December 1992. Mr. Henry also serves on the board of directors of ShoLodge, Inc., which in 1991 purchased the Company's motel and motel franchising operations.
CAROLE F. HOOVER                                                           Age -- 51
President                                                                  Director since 1990
Concessions International of Cleveland
Ms. Hoover, since 1984, has served as President of Concessions International of Cleveland, an
airport food and beverage concessionaire. She also serves as President and Chief Executive
Officer of the Greater Cleveland Growth Association.
VICTORIA B. JACKSON                                                        Age -- 40
President                                                                  Director since 1989
and Chief Executive Officer
DSS/ProDiesel, Inc.
Ms. Jackson, since 1979, has served as President and Chief Executive Officer of DSS/ProDiesel,
Inc. (formerly Diesel Sales & Service Co., Inc.), a remanufacturer of fuel injection components for the diesel industry, based in Nashville, Tennessee. Ms. Jackson serves as a member of the board of directors of Whitman Corporation.
WALLACE N. RASMUSSEN                                                       Age -- 80
Retired Chairman of the Board                                              Director since 1981
Beatrice Foods, Inc.
Mr. Rasmussen served as Chairman of the Board and Chief Executive Officer of Beatrice Foods,
Inc. until his retirement in June 1979. Mr. Rasmussen serves as a member of the board of directors of Dollar General Corporation.

ALEX SCHOENBAUM                                                            Age -- 79
Retired Senior Chairman of the Board                                       Director since 1971
Shoney's, Inc.
Mr. Schoenbaum served as Senior Chairman of the Board of the Company from 1976 until his retirement from that position in March 1985.
ROBERT T. SHIRCLIFF                                                        Age -- 66
Chairman of the Board                                                      Director since 1974
The Shircliff Group
Mr. Shircliff served as President of The Shircliff Group (business consultants), Jacksonville,
Florida, from December 1973 until 1987, when he became Chairman of the Board.
B. FRANKLIN SKINNER                                                        Age -- 63
Retired Chairman of the Board                                              Director since 1993
BellSouth Telecommunications, Inc.
Mr. Skinner served as a member of the board of directors and as Chairman of the Board and Chief
Executive Officer of Southern Bell Telephone and Telegraph Co. from 1988 until 1991, after which time he became a member of the board of directors and Chairman of the Board and Chief
Executive Officer of BellSouth Telecommunications, Inc., which was formed in 1991 through the consolidation of South Central Bell, Southern Bell, and BellSouth Services. He retired from those positions in 1992.
JAMES R. THOMAS, II                                                        Age -- 69
Retired Chairman of the Board                                              Director since 1974
Carbon Industries, Inc.
Mr. Thomas served as President of Carbon Industries, Inc., Charleston, West Virginia, from
November 1974 until February 1982, at which time he was elected Chairman of the Board. He retired from that position in November 1983. He also serves as a member of the boards of directors of One Valley Bank, N.A., of Charleston, and The Columbia Gas System, Inc.
CAL TURNER, JR.                                                            Age -- 55
Chairman of the Board, President                                           Director since 1993
and Chief Executive Officer
Dollar General Corporation
Mr. Turner serves as a member of the board of directors and as Chairman of the Board, President and Chief Executive Officer of Dollar General Corporation (discount retail chain), a position that he has held since 1988. He also serves as a member of the boards of directors of First
American Corporation and Thomas Nelson, Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended October 30, 1994 (the "1994 Fiscal Year"), the Board held four regular and five special meetings. During the 1994 Fiscal Year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served.

     The Board has standing Executive, Audit, Nominating and Compensation committees that assist it in discharging its responsibilities. These committees, their members and functions are discussed below.

     The Executive Committee, created by the Board on January 29, 1995, presently is composed of four directors: Skinner (Chairperson), Bottorff, Jackson and Thomas. Between meetings of the Board, the Executive Committee may exercise all of the powers of the Board except that it may not: (1) authorize dividends except pursuant to a formula pre-approved by the Board; (2) submit matters to a vote of shareholders; (3) fill vacancies on the Board or any of its committees; (4) amend the Company's charter or adopt, amend or repeal bylaws;
(5) authorize a plan of merger; (6) authorize or approve acquisitions of Shares except pursuant to a formula pre-approved by the Board; or (7) authorize or approve the issuance or sale of Shares. The Executive Committee did not meet during the 1994 Fiscal Year because it was created after the end of the year.

     The Audit Committee presently is composed of four directors: Bottorff (Chairperson), Jackson, Rasmussen and Thomas. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and reviewing related party transactions. During the 1994 Fiscal Year, the Audit Committee met three times.

     The Human Resources and Compensation Committee (the "HRC Committee") presently is composed of four directors: Jackson (Chairperson), Hoover, Shircliff and Turner. Responsibilities of this committee include review and oversight of the Company's personnel policies, monitoring the Company's results under affirmative action plans adopted by the Company and general oversight of the Company's personnel and/or human resources functions. Responsibilities of this committee also include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. During the 1994 Fiscal Year, the HRC committee met twelve times. None of the members of the HRC Committee has been an employee of the Company at any time and none has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission (the "SEC").

     The Nominating Committee presently is composed of four directors: Thomas (Chairperson), Bottorff, Schoenbaum and Skinner. The Nominating Committee considers and recommends nominees for directors and officers for consideration by the Board. Although the Nominating Committee does not solicit suggestions for nominees for the Board, suggestions for nominees accompanied by biographical data will be considered if sent to the Company's Secretary-Treasurer and, in accordance with the Company's bylaws, are received at least ninety days prior to the next annual meeting of shareholders. During the 1994 Fiscal Year, the Nominating Committee met two times.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED NOMINEES TO THE BOARD.

                        REPORTS OF BENEFICIAL OWNERSHIP

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the SEC and the New York Stock Exchange (the "NYSE"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the 1994 Fiscal Year. Based solely on a review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent holders during the 1994 Fiscal Year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning persons, other than officers or directors, who, as of the Record Date, are the beneficial owners of more than 5% of the Shares. The Company has no other class of equity securities outstanding.

                       NAME AND ADDRESS                            SHARES           PERCENT
                      OF BENEFICIAL OWNER                    BENEFICIALLY OWNED     OF CLASS
    -------------------------------------------------------  ------------------     --------
    R.L. Danner............................................       4,249,302(1)        10.26%
      2 International Drive, Suite 510
      Nashville, TN 37217
    Loomis, Sayles & Company, L.P..........................       3,824,850(2)          9.3%
      One Financial Center
      Boston, MA 02111

- ---------------

(1) Includes 83,068 Shares owned by Mrs. Danner, and with respect to which she has sole voting and investment power, 72,162 Shares held in trust for Mr. Danner's grandson, over which Mr. Danner has sole voting and investment power, and 7,101 Shares held in trust for Mr. Danner's son, over which Mrs. Danner has sole voting and investment power.
(2) Includes 1,771,910 Shares over which Loomis, Sayles & Company, Inc. ("Loomis") has sole voting power. Loomis has shared power to dispose or to direct the disposition of all 3,824,850 Shares. Loomis is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The information regarding Shares beneficially owned is based upon the latest Schedule 13G provided to the Company by Loomis.

     The following table sets forth the number of Shares held beneficially, directly or indirectly, as of the Record Date, by all directors and nominees for director, by the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer and by all directors and executive officers as a group, together with the percentage of the outstanding Shares which such ownership represents.

                                                                                 PERCENT
                                                                                OF CLASS
                       NAME OF                            SHARES             (* DENOTES LESS
                  BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)        THAN 1%)
    ---------------------------------------------  ---------------------     ---------------
         James W. Arnett, Jr.(2).................            90,554              *
         W. Craig Barber.........................            29,409              *
         Dennis C. Bottorff......................            12,000              *
         James M. Grout(2).......................            54,755              *
         Taylor H. Henry.........................           128,018              *
         Carole F. Hoover........................             4,400              *
         Victoria B. Jackson.....................             6,094              *
         Dan W. Maddox...........................           190,614(3)           *
         Charles E. Porter.......................            30,675              *
         Wallace N. Rasmussen....................             8,110              *
         Alex Schoenbaum.........................         3,353,535(4)              8.1%
         Robert T. Shircliff.....................            55,590              *
         B. Franklin Skinner.....................             1,500              *
         James R. Thomas, II.....................             7,946              *
         Cal Turner, Jr..........................             6,000              *
         All Directors, Nominees for Director and
           Executive Officers as a Group.........         4,146,018               10.01%

- ---------------

(1) Includes Shares subject to existing stock options that are currently exercisable and convertible securities.
(2) Mr. Arnett resigned as President and Chief Operating Officer of the Company and as a member of the Board on January 13, 1995. Mr. Grout resigned as Division President -- Shoney's Restaurants on January 15, 1995.
(3) Includes 18,580 Shares held by Mrs. Maddox, and with respect to which she has sole voting and investment power. Also includes 2,200 Shares owned by a limited partnership in which he is a limited partner and 12,000 Shares owned by the Maddox Foundation. Mr. Maddox, who is 85 and has served as a member of the Board since 1971, indicated his desire to retire from the Board at the expiration of his current term and, consequently, was not presented as a nominee for election to the Board.
(4) Includes 395,342 Shares owned by Mrs. Schoenbaum, 15,055 Shares held by her as custodian for one of their children, 35,750 Shares owned by the Schoenbaum Family Foundation and 2,903,388 Shares held in trust by two banks for Mr. Schoenbaum. With respect to the Shares owned by Mrs. Schoenbaum and the Shares held by her as custodian, she has sole voting and investment power. Mr. Schoenbaum has voting and investment power with respect to 2,703,388 Shares held by one bank but has no voting and investment power as to 200,000 Shares held by the second bank as trustee. He does have a 10-year income interest in the trust holding the 200,000 Shares and the governing trust instrument presently gives Mr. Schoenbaum the ability to require the resignation of the trustee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended October 30, 1994 to those persons who: (i) served as the Company's CEO during the 1994 Fiscal Year; (ii) were the Company's four most highly compensated executive officers (other than the CEO) serving as of the end of the 1994 Fiscal Year; and (iii) would have been included under item (ii) but for the fact that they were not serving as executive officers at the end of the 1994 Fiscal Year.

                                                                                 LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION                        AWARDS
            NAME                     --------------------------------------   -----------------------------
            AND                                                  OTHER         RESTRICTED      SECURITIES
         PRINCIPAL                                              ANNUAL           STOCK         UNDERLYING      ALL OTHER
          POSITION            YEAR    SALARY      BONUS     COMPENSATION(1)    AWARDS(2)        OPTIONS       COMPENSATION
- ----------------------------  ----   ---------   --------   ---------------   ------------   --------------   ------------
Taylor H. Henry               1994   $372,624    $100,000            --                 --               --     $ 25,814(3)
  Chairman and Chief          1993   $293,462    $190,688            --                 --    90,000 Shares     $ 28,082
  Executive Officer.........  1992   $220,000    $188,120            --                 --               --     $ 21,612
James W. Arnett, Jr.          1994   $254,339    $80,000             --                 --               --     $ 22,534(3)(6)
  President and Chief         1993   $246,635    $152,550       $12,206(5)              --    37,500 Shares     $ 35,093
  Operating Officer(4)......  1992   $235,000    $188,120       $ 2,122(5)              --               --     $ 37,791
W. Craig Barber
  Senior Executive Vice       1994   $185,661    $50,000             --                 --               --     $  3,964(3)
  President and Chief         1993   $169,165    $76,275             --                 --    22,500 Shares     $  3,251
  Financial Officer.........  1992   $110,523    $35,654             --                 --     3,000 Shares     $  2,303
James M. Grout                1994   $202,947    $11,000             --       1,000 Shares     6,000 Shares           --
  Division President --       1993   $155,229    $24,375        $ 6,103(5)              --     6,000 Shares           --
  Shoney's Restaurants(7)...  1992   $130,479    $41,473        $ 1,061(5)              --     4,000 Shares           --
Charles E. Porter             1994   $202,725    $60,128             --       1,000 Shares    25,000 Shares     $ 23,735(3)(6)
  Division President --       1993   $185,863    $60,128             --                 --    10,500 Shares     $ 20,198
  Captain D's...............  1992   $165,289    $98,000             --                 --     4,500 Shares     $ 16,551

- ---------------

(1) As to "Other Annual Compensation", although executive officers receive perquisites and other personal benefits (e.g., Company furnished automobiles), the aggregate amount of such perquisites or other personal benefits does not exceed the lesser of: (a) $50,000; or (b) 10% of the annual salary and bonus for any of the persons listed in the Summary Compensation Table (the "Named Executive Officers").
(2) Awards made under the stock bonus plan vest and are distributed at the rate of 10% per year for four years and in full after five years. An employee receives no dividends and has no other rights as a shareholder with respect to Shares awarded under the stock bonus plan until the Shares vest and are distributed to the employee. At the time Shares are distributed, the employee also receives a cash award equal to 25% of the value of the Shares then being distributed to reimburse the employee for certain taxes. In December 1987, Messrs. Arnett and Grout received awards under the stock bonus plan of 3,500 and 1,750 Shares (adjusted for the effects of the Company's 1988 recapitalization), respectively, valued, as of that date, at $21,500 and $10,750, respectively. During the 1993 Fiscal Year, 2,100 and 1,050 Shares were distributed, respectively, to Messrs. Arnett and Grout. At the time of the distribution during the 1993 Fiscal Year, the distributions were valued at $48,825 and $24,413, respectively, which resulted in their receiving tax equalization bonuses of $12,206 and $6,103, respectively, that are reflected in the Column labeled "Other Annual Compensation."
(3) Includes amounts paid pursuant to the Company's restaurant group ownership plans established in prior years, in which partnerships composed of employees have acquired up to a 30% interest in groups of restaurants. During the 1994 Fiscal Year, the amounts paid to the Named Executive Officers, respectively, were as follows: Mr. Henry ($25,814), Mr. Arnett ($21,410), Mr. Barber ($3,964) and Mr. Porter ($13,875).
(4) On January 13, 1995, Mr. Arnett resigned as President and Chief Operating Officer. Mr. Arnett will receive severance payments from January 20, 1995 through January 19, 1996 of approximately $27,900 per month. All payments will be less deductions for income tax withholding, FICA and any other legal requirements. The severance payments also are conditioned upon Mr. Arnett's compliance with certain non-competition and non-disclosure undertakings.
(5) Includes tax equalization bonus paid with respect to the receipt of Shares under the Company's stock bonus plan. See footnote 2.
(6) Includes amounts accrued, but not paid, to provide for possible future payments under a salary continuation plan that covers certain present and former employees of the Company. The plan provides for payments of up to $37,500 per year for ten years following death, disability or retirement at age 55. During the 1994 Fiscal Year, the amounts accrued, respectively, were as follows: Mr. Arnett ($1,124); and Mr. Porter ($9,860).

(7) On January 15, 1995, Mr. Grout resigned as Division President -- Shoney's Restaurants. Mr. Grout will receive 26 weekly severance payments of approximately $4,400 each, beginning January 20, 1995. If at the end of that 26 week period, Mr. Grout has been unable to obtain other employment, those payments will be extended until such time as Mr. Grout obtains other employment for up to 26 additional weeks. All payments will be less deductions for income tax withholding, FICA and any other legal requirements. The severance payments also are conditioned upon Mr. Grout's compliance with certain non-disclosure undertakings.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information concerning stock option grants to any Named Executive Officer who was granted a stock option during the 1994 Fiscal Year:




                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                                                                    APPRECIATION FOR
                              INDIVIDUAL GRANTS                                       OPTION TERM
- -----------------------------------------------------------------------------     --------------------
                                       % OF TOTAL
                       NUMBER OF        OPTIONS
                      SECURITIES       GRANTED TO     EXERCISE
                      UNDERLYING       EMPLOYEES      OR BASE
                        OPTIONS        IN FISCAL       PRICE       EXPIRATION
       NAME           GRANTED(1)          YEAR        ($/SHARE)       DATE        5% ($)      10% ($)
- -------------------  -------------     ----------     --------     ----------     -------     --------
Mr. Grout..........   6,000 Shares        1.20%       $ 23.625       2-24-99      $39,163     $ 86,540
Mr. Porter.........  25,000 Shares        4.98%       $ 13.875      10-13-99      $95,835     $211,771

- ---------------

(1) The exercise price of the options granted is equal to the market value of the Shares on the date of grant. These options vest (become exercisable) at a cumulative rate of 20% per year and in full after four years and eight months.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     Shown below is information with respect to exercises by any Named Executive Officer during the 1994 Fiscal Year of options to purchase Shares pursuant to the Company's stock option plans and information with respect to unexercised options to purchase Shares held by such officers as of the end of the 1994 Fiscal Year:

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                           OPTIONS HELD AT            THE-MONEY OPTIONS AT
                                                                          OCTOBER 30, 1994              OCTOBER 30, 1994
                                  SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
              NAME                ON EXERCISE (#)      REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------  ---------------   --------------   -----------   -------------   -----------   -------------
Mr. Henry.......................        6,125          $ 47,359         18,000         72,000       $       0        $   0
Mr. Arnett......................           --          $     --         14,500         30,000       $  20,125        $   0
Mr. Barber......................           --          $     --         40,050         21,200       $ 160,260        $ 175
Mr. Grout.......................        7,001          $134,517         29,350         11,400       $ 184,613        $  75
Mr. Porter......................       28,000          $424,747          6,100         35,400       $   8,750        $ 250

     The Company has not awarded stock appreciation rights to any employee and has had no long term incentive plans, as that term is defined in SEC regulations. Also, the Company has had no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

     Each director who is also an officer of the Company receives no additional compensation for service on the Board. Directors who are not also officers of the Company receive a quarterly retainer of $4,000 in addition to $1,000 plus expenses for each meeting of the Board they attend. Members of Board committees receive $1,000 plus expenses for each committee meeting they attend.

     Also, each non-employee Director participates in the Shoney's, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders of the Company on March 19, 1991. Each non-employee Director received an option for 5,000 shares as of June 7, 1990, the date the Board adopted the Directors' Plan. Non-employee Directors initially elected to the Board subsequent to the adoption of the Directors' Plan receive an option for 5,000 Shares upon their election to the Board. Non-employee Directors, upon the fifth anniversary of the grant of their most recent option under the Directors' Plan, will also be awarded an additional option for 5,000 Shares. As of the end of the 1994 Fiscal Year, there were eight participants under the Directors' Plan who held options covering 39,000 Shares at an exercise price of $14.875 per Share and two participants under the Directors' Plan who held options covering 10,000 Shares at an exercise price of $23.375 per Share. During 1994, there were no exercises of options for Shares granted under the Directors' Plan.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Henry, Porter and Barber. Mr. Henry's employment agreement provides for a term from January 17, 1995 through December 31, 1996. There is no provision for renewal or extension of the term. Under the employment agreement, Mr. Henry is entitled to an annual salary of $500,000. During the term, Mr. Henry is to serve as the Company's Chairman of the Board and CEO until such time as his successor is selected, after which time he will serve as a consultant to the Company through the remainder of the term of the employment agreement.

     The employment agreements with Messrs. Porter and Barber presently provide for initial terms terminating on January 16, 1997. In addition, if a "Change in Control" (as defined in the employment agreements generally to mean acquisition of 20% or more of the Company's outstanding voting securities by any person or the occurrence of certain changes in the composition of the Board) occurs with respect to the Company, the employment terms contained in Messrs. Porter's and Barber's employment agreements are automatically extended for an additional one year term.

     Under the employment agreements, Messrs. Porter and Barber presently are entitled to base salaries in the amounts of $300,000 and $250,000, respectively, with increases to be in the sole discretion of the Board. In addition, the employment agreements provide that Messrs. Porter and Barber are entitled to annual bonuses. During 1995, these bonuses will be determined by the HRC Committee but shall not be less than $100,000 with respect to Mr. Porter, and $50,000 with respect to Mr. Barber. Thereafter, the bonuses will be based upon a formula to be agreed upon by the employee and the Company, however, provisions have been made whereby the annual bonus shall not be less than $50,000 with respect to Mr. Porter, and $25,000 with respect to Mr. Barber.

     Under Mr. Henry's employment agreement, termination of the employee without cause will result in his receiving his salary through December 31, 1996. Under Messrs. Porter's and Barber's employment agreements, termination of the employee without cause will result in the employee's right to receive the greater of (i) the salary and bonus paid or accrued on the employee's behalf for the fiscal year of the Company immediately prior to the fiscal year in which the termination took place or (ii) the amount due the employee for salary and bonuses during the balance of the then current employment term. In addition, termination without cause entitles them to be paid a cash amount equal to the unrealized gain that they have in any unvested stock options. In the event of the termination for cause or the employee's resignation, the employee is entitled to no severance payments under his employment agreement and all stock options that are not vested prior to the effective date of the termination shall lapse and be void. Cause for termination includes personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of any felony or crime involving moral turpitude, material intentional breach of any provision of the employment agreement, or unsatisfactory performance by the employee of his duties as a result of alcohol or drug abuse.

     Each employment agreement terminates upon the death or disability of the employee and the employee is entitled to certain benefits in the event of a termination resulting from disability. Each employment agreement also contains a covenant by the employee not to disclose any confidential information and trade secrets of the Company. Each employment agreement also provides that, in the event of a termination of the employee's employment for cause or the employee's resignation, the employee may not compete with the Company for one year within the United States.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1994 Fiscal Year, the HRC Committee was composed of Hoover (Chairperson), Shircliff, Jackson and Rasmussen. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the HRC Committee or entities whose executives serve on the Board or the HRC Committee that require disclosure under applicable SEC regulations.

                         COMPENSATION COMMITTEE REPORT

     The Company's executive officers compensation program is administered by the HRC Committee. The HRC Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

     The Company's executive compensation is based upon three primary components: base salary, annual bonuses, and grants of stock options and stock awards. Each component is intended to serve the overall compensation philosophies of the HRC Committee and the Company. In this respect, the HRC Committee believes that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. Compensation programs should reflect and promote the Company's values and reward employees for outstanding contributions to the Company's success. Also, short and long term compensation play a critical role in attracting and retaining well qualified executives.

     In the early part of each fiscal year, the Company's human resource and finance staff prepares a compensation plan for that fiscal year. The HRC Committee, along with the three most senior executives of the Company, (the Chief Executive Officer, the President and the Chief Financial Officer) reviews and makes any modifications it deems appropriate to the compensation plan for the Company's officers below the senior executive level. The HRC Committee reviews the salaries for the three senior executives and adjusts their salaries, if the Committee deems it appropriate.

     During fiscal 1994, as a part of its ongoing evaluation of compensation and compensation structure, the Company engaged an independent compensation consultant to assist management and the HRC Committee in assessing and evaluating the compensation of the Company's officers and the structure of its compensation plans. The HRC Committee has determined that the Company's executive compensation programs, plans and awards are within conventional industry standards of reasonableness and competitive necessity. In general, the compensation of the individual officers was assessed against a survey-derived median base pay reported in a survey of 63 companies, which operated 98 restaurant concepts. Of the five restaurant stocks included in the S&P Restaurants Index (See SHAREHOLDER RETURN PERFORMANCE GRAPH), four were included in the survey.

BASE SALARY

     The executive officers receive base salaries that are typically within a range ten percent above and below the position's median base pay reported in the industry survey. Many factors are included in determining base pay, such as the responsibilities of the officer, the scope of the position, length of service with the Company, and the Company's ability to pay an appropriate and competitive salary. The executives are eligible for periodic increases in their base pay as a result of individual performance or significant increases in their duties and responsibilities.

     During the 1994 Fiscal Year, the Company's executive officers received salary increases averaging 15.5%, with a portion of that increase related to salary increases defined by contracts. During 1994, the HRC Committee determined that no increase was warranted for Mr. Arnett for the 1995 Fiscal Year. Another executive with a contract, Mr. Barber, received a salary increase for the 1995 Fiscal Year to $210,000 from $182,000. In addition, the Company has recently entered into an employment agreement with Mr. Barber pursuant to which he will receive a salary of $250,000. See EXECUTIVE COMPENSATION -- Employment Contracts. Officers who were promoted during the 1994 Fiscal Year received increases in salary that the HRC Committee deemed commensurate with their new positions as based on the industry survey. The four executive officers who were promoted received salary increases averaging 31.2%. During the 1994 Fiscal Year, the salary increases for the remaining executive officers, excluding the CEO, averaged 5.4%.

CASH INCENTIVE PLAN

     The second major component of the executive compensation program is cash incentives. Since 1990, target bonuses generally have been reduced, both in actual dollars and as a percentage of an employee's total compensation. In making these salary and bonus adjustments, the HRC Committee's intent was to weight compensation somewhat less toward bonuses and somewhat more toward salaries and to reach an appropriate level of total compensation (salary and bonus) for each employee. The total compensation of some employees was increased when the HRC Committee believed it was necessary to bring that person's compensation to an appropriate level when compared to a similar position in the industry survey noted earlier.

     At the beginning of each year, performance goals for the purpose of determining annual target bonuses are established. Bonuses for executive officers, other than the top three senior executives, are payable on a sliding scale based on Company performance, operating division performance and an individual assessment. In order to qualify for payment of a bonus, an officer must meet certain financial goals such as Company earnings per share targets, and profit and sales increase goals for the particular operating division of the Company over which the executive has responsibility.

     The executive officers' bonus plans also have an individual factor based upon a discretionary assessment, that generally has ranged from 10 percent to 40 percent of the total bonus. During the 1995 Fiscal Year, this discretionary element will range from 20 percent to 40 percent of the total bonus. At the end of each year, the performance of each officer is compared to the goals that were established at the beginning of the year. The results of these comparisons are considered by the HRC Committee when determining the amounts to be awarded (which appear as "Bonus" in the Summary Compensation Table on page 8). During the 1994 Fiscal Year, bonuses for the three most senior officers of the Company were to be based upon percentages of increases in the Company's pretax earnings (excluding nonrecurring gains or losses). Messrs. Henry and Arnett received the minimum bonuses specified in their contracts. See EXECUTIVE COMPENSATION -- Summary Compensation Table. Mr. Barber received a bonus of $50,000, which the HRC Committee, in its discretion, deemed commensurate with the minimum bonuses of Messrs. Henry and Arnett. The bonuses for the Company's executive officers, other than the three most senior officers, were set and awarded based upon the target goal approach described above. Cash incentive awards for the 1994 Fiscal Year for executive officers, excluding those who were promoted during 1994, decreased 32.9% from the prior fiscal year.

STOCK OPTIONS

     The Company has relied upon stock options and stock awards to reward the long-term performance of executives. The HRC Committee believes that stock options have been and remain an excellent vehicle for providing financial incentives for management. Because the option exercise price for the employee is the price of stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's shareholders. Stock options have been used to reward employees of the Company, not just at the officer level, but down to the individual unit management level. During the last three fiscal years, 69% (representing 1,167,890 Shares) of the options that have been granted were granted to persons other than officers of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The HRC Committee's basis for compensation of the CEO is derived from the same considerations addressed above. When Mr. Henry became CEO, his base salary was set by the HRC Committee at a level deemed appropriate when considering that he was being promoted from the position of Senior Vice President -- Finance and Chief Financial Officer. The HRC Committee, in its 1993 annual compensation review, determined that Mr. Henry's base salary was below the median pay to other Chief Executive Officers in companies with comparable revenues as reported in the industry survey noted above. Based upon this review, the HRC Committee determined that an adjustment in base salary was warranted for the 1994 Fiscal Year. In reaching this conclusion, the HRC Committee considered in its subjective analysis the CEO's performance during the prior year, but did not refer to specific objective criteria. As stated above, in its most recent annual compensation review, the HRC Committee determined that no adjustment in Mr. Henry's base compensation was warranted for the 1995 Fiscal Year. During the 1994 Fiscal Year, Mr. Henry received the minimum bonus specified in his contract. When, following the 1994 Fiscal Year, Mr. Henry's employment contract was renegotiated, his salary was set at an amount equal to his previous salary plus his previous minimum bonus.

     The HRC Committee intends for all compensation paid to the Company's executives to be fully deductible under Federal tax laws, and believes it has taken such steps as are necessary to ensure continuing deductibility.

     The foregoing report has been furnished by the 1994 members of the HRC
Committee:

                                                Carole F. Hoover (Chairperson)
                                                Victoria B. Jackson
                                                Wallace N. Rasmussen
                                                Robert T. Shircliff

                               SHAREHOLDER RETURN
                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the return
(1) on the Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurants Stock Index for the last five years.(2)

      Measurement Period
    (Fiscal Year Covered)          Shoney's         S&P 500       Peer Group
1989                                    100.00          100.00          100.00
1990                                     92.94           94.17           84.21
1991                                    172.94          122.78          118.92
1992                                    180.00          136.37          155.07
1993                                    216.47          158.40          194.51
1994                                    141.18          165.02          189.52

- ---------------

     (1) Return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Share price at the end and beginning of the measurement period; by (ii) the Share price at the beginning of the measurement period. The measurement period in the graph set forth above begins on the last trading day of October 1989. The closing price on that date is the base amount, with cumulative returns for each subsequent twelve-month period measured as a change from that base. The cumulative return for each twelve-month period is calculated in relation to the base amount as of the last trading day of October 1989.
     (2) The Company's fiscal year ends on the last Sunday in October. The Standard & Poor's Restaurants Stock Index, however, is only available as of the last trading day of each calendar month. Therefore, all performance data used by the Company in the graph is as of the last trading day of October.

                        PROPOSAL 2. SHAREHOLDER PROPOSAL

PROPOSAL

     The Company has received the following shareholder proposal for inclusion in this Proxy Statement. No shareholder statement in support of the proposal was received by the Company. The Board has carefully considered the proposal and has concluded it cannot support this proposal for the reasons given.

     The proposal is submitted by The General Board of Pension and Health Benefits of the United Methodist Church, 1200 Davis Street, Evanston, Illinois 60201, and holder of 4,300 Shares. The text of the proposal is as follows:

               RESOLUTION REQUESTING EQUAL EMPLOYMENT OPPORTUNITY
       REPORT PROPOSED FOR INTRODUCTION BY THE GENERAL BOARD OF PENSION & HEALTH BENEFITS OF THE UNITED METHODIST CHURCH AT THE 1995 SHAREHOLDER
                        MEETING OF SHONEY'S INCORPORATED

          WHEREAS, we believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and shareholder's interests to have information on our company's equal employment record available.

          One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has, for the last four years, conducted studies with the help of a number of corporations, and in 1994 held public hearings to ascertain the status of equality and diversity in corporate America. In 1995, the Commission will report to the President its recommendations.

          As a major employer, we are in a position to take the lead in ensuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on management's and the Board of Directors' agenda, and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to investors, and the companies with whom we do business.

          We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

          Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers Squibb, and Travelers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable.

          RESOLVED: The shareholders request our company prepare a report at reasonable cost, available to shareholders and employees, reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

             1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, and 1994, listing either numbers or percentages in each category.

             2. A summary description of Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

             3. A description of policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belonging to ethnic minorities.

             4. A description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers.

             5. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned enterprises.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Board notes that the proponent of this proposal submitted a substantially similar resolution last year that was overwhelmingly defeated by the shareholders with 82% of the Shares that voted voting against the proposal.

     The Company firmly supports full compliance with all laws on fair employment and civil rights and believes its hiring and promotional practices reflect this belief. The Company makes every effort to communicate to all employees the Company's policy of compliance with equal employment opportunity and civil rights laws.

     The Company submits detailed reports, most of which are available to the public, on the composition of its workforce. The Company is required by law to post various notices and make information available to employees regarding its employment practices. In addition, the Company is required to give to all employees a summary of a consent decree to which the Company is a party settling certain discrimination litigation. That summary advises employees of the affirmative action goals of the Company.

     The proposal also includes a recommendation that the Company report to the shareholders on its efforts to purchase goods and services from minority and female owned business enterprises. The Company, in its efforts to always serve the best interest of its customers, selects its vendors on the basis of the quality and value of their products as well as the reliability, integrity, and fairness in dealing with the Company. The Company's position is that a vendor's race, creed, color, or sex should not have a positive or negative impact on the Company's decision to select the vendor as a supplier to the Company. Nevertheless, the Company has minority franchising and purchasing programs that are designed to increase the opportunity for minorities to do business with the Company. In addition, the Company sponsors various charitable and community activities that are targeted toward minorities. The Company's programs are publicized to those groups to whom the particular programs are directed.

     In recent years, the Company and its management have been recognized favorably for its efforts in minority relations. In the three most recent annual reports to shareholders, a summary of the Company's activities and results in these areas has been included.

     The Board believes that to require generation of additional reports would not be a prudent use of the Company's resources and would be of limited value to shareholders and employees.

     The approval of this shareholder proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                        PROPOSAL 3. SHAREHOLDER PROPOSAL

     The Company has received the following shareholder proposal and supporting statement for inclusion in this Proxy Statement. The Board has carefully considered the proposal and has concluded it cannot support this proposal for the reasons given.

     The proposal is submitted by Ray Danner, 2 International Drive, Suite 510, Nashville, Tennessee 37217, and holder of 4,249,302 Shares. The text of the proposal and supporting statement are as follows:

                       PROPOSED STOCKHOLDERS' RESOLUTION

          WHEREAS, it is in the Stockholders' best interests that there be no artificial deterrents to potential offers to acquire the Company.

          RESOLVED, that the Stockholders recommend that as soon as permitted by law, the Shoney's Board redeem the rights issued pursuant to the Amended and Restated Rights Agreement ("Poison Pill Agreement") and adopt a policy that no future "poison pill" agreement or comparable plan (or any other arrangements that would dilute the stockholdings or voting rights of any Stockholder of the Company as a result of any Stockholder obtaining any specified level of stock ownership or having made any offer to acquire shares of Shoney's stock) be adopted in the future unless the Stockholders have approved it first.

                              SUPPORTING STATEMENT

     The Poison Pill Agreement makes it extremely difficult and expensive for another company to acquire Shoney's by a tender offer and must be eliminated to maximize Stockholder value and to make management more accountable.

     The Agreement is a form of "poison pill." The SEC has stated:

          Tender offers can benefit Stockholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without Stockholder consent, poison pill plans can effectively prevent Stockholders from even considering the merits of a takeover that is opposed by the board.

     Release No. 34-23486 (July 31, 1986).

     In the Proponent's opinion, the Poison Pill Agreement has the effect described by the SEC: it deters offers to acquire the Company and it can keep Stockholders from receiving a premium on their shares pursuant to a tender offer.

     Unless an acquisition has been approved by the Board, the Poison Pill Agreement cancels the rights of the acquirer while granting other Stockholders the right to receive shares of the acquirer or the equivalent with a value equal to twice the exercise price of each right. Thus it is very unlikely that the Stockholders would ever get to consider anything but a "friendly" takeover.

     Stockholders have a right to consider the merits of all proposals to take over the Company, and it is unfair to deprive them of that right.

     The question of whether an offer is acceptable should be submitted to the Stockholders, not decided by the Board and management based on whether it is acceptable to them.

     The Proponent believes that Stockholders should be concerned about acquisition possibilities at this time. As of August 31, 1994, the Shoney's stock was trading as low as it has traded in recent history (13 3/8); the Proponent feels this is the market's vote of "no confidence" in the current management. As the Company stock price has dropped, the Company has become more attractive to acquirers.

     The Stockholders, and not management or the Board, need to be the ones in control of evaluating acquisition proposals. Stockholders own the Company and they should make the decision on all offers, not just those friendly to management or the Board.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     Initially, the Board notes that the proponent of the proposal (the "Danner Proposal"), R.L. Danner ("Mr. Danner"), previously was the Company's Chairman and Chief Executive Officer. He served as a member of the Board until June 1993, when he indicated his desire not to stand for reelection to the Board. The Board further notes that at the time the Company's Shareholder Rights Plan (the "Rights Plan") was originally adopted in 1988, the adoption of the Rights Plan was communicated to shareholders in a letter from Mr. Danner, in which he, as Chairman of the Board of the Company, stated:

          Your Board of Directors has approved a dividend distribution of Common Stock Purchase Rights to all shareholders of record at the close of business on March 15, 1988. This distribution is intended to protect you against coercive or unfair takeover tactics . . . .

          The Board of Directors is concerned with the continued use of takeover tactics which do not offer fair value to all shareholders. The distribution of the Rights is not intended to prevent a takeover of the Corporation and should not deter any prospective bidder willing to make an all cash offer at a full and fair price or willing to negotiate with the Board of Directors. We are not aware of any present effort to acquire control of the Corporation, but the distribution of the Rights should protect you against unfair takeover techniques such as open-market accumulations of large blocks of stock and partial or two-tiered offers that do not treat shareholders equally and other similar tactics which do not provide all the shareholders the full value of their investment. Similar plans have been adopted by more than 500 other public companies.

          The distribution of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to you and will not affect your trading of our Common Stock . . . .

          We believe Shoney's, Inc. has a bright future. The distribution of the Rights to you reflects our determination that you, our shareholders, be given every opportunity to participate fully in that future.

     The Board believes the reasons stated by Mr. Danner for the adoption of the Rights Plan in 1988 remain true today. The only material changes to the Rights Plan since its adoption in 1988 have been to lower the threshold triggering the Rights from the acquisition of 20% of the Company's Shares to 10%, as well as adding a so-called "flip-in" provision allowing Company shareholders (other than the acquiror) to acquire Shares at half-price if an acquiror buys 10% or more of the Company's outstanding Shares. (Tennessee law did not specifically authorize such a provision at the time that the Rights Plan was originally adopted in 1988 but was subsequently amended to do so.) Thus, the Board is perplexed by Mr. Danner's expressed concerns regarding shareholder rights.

     The Rights Plan is designed to provide your Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of your investment in the Company. Under Tennessee law, the Board has a fiduciary responsibility to undertake this task and accordingly has a duty to oppose unfair takeover offers. Courts have held that adoption of a rights plan is a valid exercise of a Board's business judgment when the rights plan is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts have repeatedly validated the use of rights plans during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties to their corporations and shareholders. Over 1,400 publicly held companies have now adopted shareholder rights plans.

     Accordingly, for the reasons that are more fully discussed below, the Board recommends a vote AGAINST the Danner Proposal, which is intended to encourage the Board to redeem the Common Stock Purchase Rights (the "Rights") that all shareholders possess under the Rights Plan. The Board also believes the existence of the Rights Plan would help the Board negotiate better offers from potential acquirors. The Board believes redemption of the Rights at this time would remove valuable protection for shareholders and eliminate an important tool designed to protect your interests and could deprive you of substantial economic benefits in the future.

WHAT RIGHTS PLANS DO

     Shareholder rights plans were developed in the 1980's to counter a wide range of coercive tactics which had become common in hostile takeovers. A key function of a rights plan is to encourage bidders to negotiate with the board of the target company, which results in better offers for all shareholders. Rights plans give directors time to evaluate offers, investigate alternatives, and take steps necessary to maximize value for all shareholders.

     A consensus has gradually emerged among major United States corporations that rights plans help inhibit abusive conduct and assist directors in fulfilling their fiduciary duties owed to all shareholders. Approximately 120 of the 200 largest companies on the Fortune 500 list have adopted rights plans. Thus, many of these companies found adoption of a rights plan to be a prudent action to protect shareholder interests even though they are not currently the target of takeover bids.

     Rights plans do not preclude corporate takeovers. Many corporations that have adopted rights plans have been subsequently acquired. Two studies, one titled "Poison Pill Impact Study" (March 31, 1988) conducted by the proxy solicitation and investor relations firm Georgeson & Company, Inc., and the other titled "Poison or Placebo" (March 11, 1993) conducted by Professors Robert Comment and G. William Schwert, have indicated that the premiums received by shareholders in takeovers of corporations with rights plans were higher than those received by shareholders of corporations without rights plans in place. The March 1988 Georgeson study, for example, concluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans.

     The Rights Plan encourages any individual or group seeking to acquire 10% or more of the Shares (representing more than a $48 million investment at current market prices) to negotiate with your Board of

Directors to obtain its approval of the acquisition. This permits the Board to ensure that the acquisition is fair to and in the best interest of all other shareholders. If the acquiror does not negotiate with the Board and the Plan is triggered, all other shareholders can buy Shares at half price, and in certain circumstances, the Rights Plan permits the Company to issue additional Shares in exchange for the Rights.

     The Board believes that the Rights Plan preserves and protects value for all shareholders of the Company. The Rights Plan enables the Board to respond in an orderly and considered manner to an unsolicited bid for control of the Company. It puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareholders do not share in the premium associated with a change in control. The Rights Plan positions the Board to negotiate a higher price for the shareholders when the sale of the Company is considered to be in the best interest of its shareholders. The Rights Plan also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit by forcing the redemption of that person's shares at the expense of the Company and its shareholders.

     It is important to note that the Rights Plan is not intended to prevent a bidder from making a tender offer for shares of the Company and the Rights Plan will not prevent such an offer. The basic objective of the Rights Plan is to encourage prospective acquirors to negotiate with the Board. The Board believes its ability to negotiate with a potential acquiror on behalf of all shareholders is significantly greater than the ability to negotiate by the shareholders individually.

     The Rights Plan also gives the Board a greater period of time within which it can properly evaluate a proposed offer for the Company. This additional time is important because hostile bidders frequently rely on the minimum twenty business day offering period required by SEC Rules to "stampede" shareholders into accepting their offer at an unfair price. A 1986 study by the Office of the Chief Economist of the Securities and Exchange Commission, which is referred to in Mr. Danner's Supporting Statement, noted that of thirteen companies that were acquired and which had a rights plan all received a price per share that was superior to the price per share initially offered.

     Your Board would point out that even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest. In other words, the bidder would typically try to acquire the target company as cheaply as possible and to pressure shareholders into selling before adequate review of the offer could be made or competing offers develop. Several analysts have opined that the Company's stock currently is undervalued in the market. In the Board's opinion, the Rights Plan provides valuable shareholder protection against an acquisition at too low a price.

RESPONSIBILITY AND ACCOUNTABILITY

     The Board, elected by and answerable to the shareholders, is charged with the responsibility of protecting your interests. You have the right, with your fellow shareholders, to elect the directors you want to manage your investment in the Company.

     The law requires your directors to exercise their independent judgment in directing the Company's management. In deciding originally to adopt the Rights Plan in 1988, to extend it in 1993 and to amend it in 1994, your directors sought, received and carefully weighed information and advice from experienced, independent legal and financial advisors. The Board also drew on its collective experience with many other corporations and situations and its intimate knowledge of the Company's own business, prospects and circumstances.

     The Board has examined its duties under Tennessee law when it has dealt with matters involving the Rights Plan. The Board recognizes that such duties would be violated if the Board used the Rights Plan as a device to entrench existing management without regard to the merits of an unsolicited offer to acquire the Company.

     The Board does not believe that the Rights Plan will deter an acquisition offer that adequately reflects the underlying value of the Company and that is fair to all shareholders. The Board believes that the redemption of the Rights at the present time would deprive the Board of a key negotiation tool that is invaluable in preserving the long-term value of the Company and protecting all shareholders from coercive and unfair takeover attempts.

     The Board believes that the proper time to consider redemption of the Rights is when a specific offer is made to acquire the Shares. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that all shareholders are treated fairly.

     The true test of the benefits of the Rights Plan is how it is used in practice. The Board, in considering any acquisition proposal, is under strict fiduciary duty in determining whether to redeem the Rights. Furthermore, actions of boards in such circumstances can be subject to judicial review. This Board will, as fiduciaries, properly consider the interest of all shareholders if there is ever such an offer.

     The Board of Directors believes the Rights Plan is serving its purpose to protect against abusive tactics and increase the Board's ability to ensure that all shareholders receive maximum value for their Shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO RECOMMEND THAT THE BOARD REDEEM THE COMMON STOCK PURCHASE RIGHTS OR SUBMIT THEM FOR A VOTE OF SHAREHOLDERS.

                       PROPOSAL 4.  SHAREHOLDER PROPOSAL

     The Company has received the following shareholder proposal and supporting statement for inclusion in this Proxy Statement. The Board has carefully considered the proposal and has concluded it cannot support this proposal for the reasons given.

     The proposal is submitted by Stephen C. Sanders, 909 Cherry Grove, Franklin, Tennessee 37064, and holder of 24,284 Shares. The text of the proposal and supporting statement are as follows:

             RESOLUTION FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS
                   REGARDING COMMUNICATIONS WITH FRANCHISEES

          WHEREAS Shoney's Inc. owns less than 375 Shoney's restaurants throughout the United States; and

          WHEREAS Shoney's, Inc. has approximately 550 Shoney's restaurants that are owned by franchisees throughout the United States; and

          WHEREAS many of the franchisees are represented by the National Association of Shoney's Inc. Franchisees ("NASIF"); and

          WHEREAS the Board of Directors of NASIF believes that the Company's management has failed to communicate adequately franchisee concerns to the Board of Directors; and

          WHEREAS the Board of Directors of NASIF believes that the Company has failed to provide adequate leadership and direction for its franchisee operations

          NOW, THEREFORE, BE IT RESOLVED that the Board of Directors of the Company is hereby requested to meet with representatives of NASIF at least once each calendar quarter for the next two years to establish communications with the franchisees, to obtain from franchisees their ideas and to better understand the concerns and operational problems of the Company's franchisees.

STATEMENT IN SUPPORT OF THE PROPOSAL

     The Board of Directors of the National Association of Shoney's Inc. Franchisees believes that the Company's management and the Company's Board of Directors have not been willing to listen to legitimate concerns and suggestions of franchisees. With Company revenues from franchise fees for the fiscal year ending October 31, 1993 at over $29,000,000, the franchise operations contribute significantly to the overall profitability of the Company. Because of the size of the franchise operation and its importance to the Company, the Board of Directors should receive first hand information regarding the franchisees' operations, positions and problems from representatives of the franchisees. By giving representatives of the franchisees direct access to the Board of Directors, relations between the Company and the franchisees should improve. Ideas, suggestions and information from the franchisees will be available to the Board for it to consider in its decisions regarding Company policies. Improved communications and better relations with the franchisees could greatly benefit the Company by increasing franchisee revenues and thereby increasing income from franchisees.

     FOR ALL THESE REASONS, THE SHAREHOLDERS SHOULD VOTE FOR THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

     Initially, the Board notes that Stephen C. Sanders ("Mr. Sanders"), the proponent of this proposal (the "Sanders Proposal"), was the President of the Company's Shoney's Restaurants Division until 1993. Mr. Sanders also recently filed a lawsuit against the Company in which he purports to act on behalf of a class of plaintiffs. The Company believes the allegations in Mr. Sanders' suit are without merit and notes that Mr. Sanders was personally involved, while employed by the Company, in some of the activities over which he is now suing the Company. The Company intends to vigorously defend the litigation.

     When Mr. Sanders' employment with the Company ended in 1993, he requested and received the right to become a franchisee of the Company's Shoney's Restaurants. Many of the Company's franchisees are members of the National Association of Shoney's, Inc. Franchisees ("NASIF"). The Company understands that NASIF is an organization formed purportedly to communicate and act upon the concerns of the Company's franchisees. NASIF is not sponsored by or affiliated with the Company.

     The Board believes that the Sanders' Proposal is not in the best interests of the Company's shareholders for a number of reasons. First, the franchisor/franchisee relationship is based upon the contractual obligation of the franchisee to maintain and operate the franchised business in accordance with the standards established by the franchisor. The Company devotes considerable time and effort to ascertain the concerns and opinions of its franchisees through such pro-active measures as the franchise advisory boards of the various concepts, marketing committees of the various concepts, and numerous formal and informal meetings with franchisees, whether NASIF members or not. While the Company and its franchisees have common interests, which the Company addresses through these efforts, the Company and its franchisees are separate businesses and must act accordingly. Indeed, information distributed at a NASIF meeting during 1994 stated that "[s]hareholder value is the concept driving Shoney's today which is of little benefit to a franchisee . . . ."

     Second, the Board is uncertain about the nature of the constituency that NASIF would purport to represent. Indeed, Mr. Sanders recently indicated that NASIF does not represent his interests as a franchisee on at least one matter. It is also unclear to the Board whether NASIF represents the interests of the franchisees of all the Company's different restaurant concepts (e.g., Shoney's, Captain D's, Lee's Famous Recipe). The Company believes that each of these concepts has different concerns and franchisees within each concept have different interests based on factors such as their location, the number of stores they operate, and their commitment to reinvesting in their businesses.

     The Board believes that the Sanders' Proposal effectively would appoint NASIF as the representative to the Board for all franchisees of the Company. By implicitly designating NASIF as the "approved" representative for its franchisees, the Sanders Proposal would not give an equal voice to other franchisees who are not members of NASIF or who do not agree with the perspective or proposals of NASIF, unless the Board consented to meet with each of them as well. The Sanders Proposal also leaves open the possibility that multiple factions within NASIF itself could demand meetings in order to comply with the Sanders Proposal.

     Throughout its history, the Company has pursued cordial relations with all franchisees who adhere to the terms of the Company's franchise agreements. The Company's management has been, and remains, committed to a policy of open communication with all of its franchisees. The Board believes that management is the proper group with which NASIF should meet to discuss day-to-day operational issues. Management reports to the Board on issues and questions relating to franchisee concerns, and the Board provides appropriate guidance and direction to management in addressing franchisee issues in a manner that is in the best interest of the Company and its shareholders.

     FOR THESE REASONS, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SANDERS PROPOSAL.

                              CERTAIN TRANSACTIONS

     The Board and management continue to attempt to minimize "related party" transactions. During the 1994 Fiscal Year, except as disclosed above under EXECUTIVE COMPENSATION and as set forth below, the Company's executive officers, directors and nominees for director did not have significant business relations with the Company and none expects to have significant business relations with the Company during fiscal year 1994.

     During 1994, the Company purchased a parcel of real estate for a Shoney's Restaurant from Dan W. Maddox, a director of the Company. This transaction was reviewed and approved by the Audit Committee. The purchase price, which was based upon negotiations between the Company and Mr. Maddox, was $400,000. During 1994, the prices paid by the Company for real estate for Shoney's Restaurants ranged from $150,000 to $600,000. In addition, the Company had previously attempted to purchase a parcel of real estate across the street from Mr. Maddox's property for $435,000.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1970. The Board normally engages independent auditors for the year at its March meeting. For that reason, at this time, no independent auditors have been engaged for the current fiscal year. It is expected, however, that Ernst & Young LLP will be retained as the Company's independent auditors for the current fiscal year.

     Representatives of Ernst & Young LLP have been requested to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assure the presence in person or by proxy of the largest number of shareholders possible, Georgeson and Co., Inc. has been engaged to solicit proxies on behalf of the Company for a fee of $9,000 plus reasonable out-of-pocket expenses.

                 SHAREHOLDER PROPOSALS FOR 1996 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1996 annual meeting of shareholders provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. In order for any such proposals to be included in the proxy materials for consideration at the 1996 meeting, the proposals should be mailed to F. E. McDaniel, Jr., Vice President and Secretary-Treasurer, Shoney's, Inc., 1727 Elm Hill Pike, Nashville, Tennessee 37210, and must be received no later than November 14, 1995.

                                 OTHER BUSINESS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 30, 1994, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC. REQUESTS SHOULD BE MAILED TO F. E. MCDANIEL, JR., VICE PRESIDENT AND SECRETARY-TREASURER, SHONEY'S, INC., 1727 ELM HILL PIKE, NASHVILLE, TENNESSEE 37210.

                                                                      APPENDIX A


PROXY                            SHONEY'S, INC.                            PROXY

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1995

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints T. H. Henry and W. C. Barber, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned, at the annual meeting of the shareholders of Shoney's, Inc., to be held on April 18, 1995, at 9:00 a.m. Central Standard Time, in the fifth floor auditorium of the First American Center, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the directions given on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND AGAINST EACH OF THE SHAREHOLDER PROPOSALS.
   (1) ELECTION OF DIRECTORS.

       / / FOR ALL                          / / WITHHOLD AS TO ALL                      / / FOR ALL EXCEPT

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    CHECK THE BOX TO VOTE "FOR ALL EXCEPT" AND STRIKE A LINE THROUGH THE NOMINEE'S NAME WITH RESPECT TO WHOM YOU CHOOSE TO WITHHOLD AUTHORITY.)

      D. C. Bottorff; T. H. Henry; C. F. Hoover; V. B. Jackson; W. N. Rasmussen;
      A. Schoenbaum; R. T. Shircliff; B. F. Skinner; J. R. Thomas, II; and C. Turner, Jr.

                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

   (2) SHAREHOLDER PROPOSAL TO REQUIRE EMPLOYMENT REPORT.

       / / FOR                              / / AGAINST                                 / / ABSTAIN

   (3) SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN.

       / / FOR                              / / AGAINST                                 / / ABSTAIN

   (4) SHAREHOLDER PROPOSAL REGARDING BOARD MEETINGS WITH FRANCHISEES.

       / / FOR                              / / AGAINST                                 / / ABSTAIN

   (5) In their discretion, on such other matters as may properly come before the meeting.

                 PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY

                                                   -----------------------------

                                                             Signature

                                                   -----------------------------
                                                    Signature (if held jointly)

                                                   Dated:                 , 1995
                                                         ----------------

SIGNATURE OF SHAREHOLDER(S) SHOULD CORRESPOND EXACTLY WITH THE NAME PRINTED HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AND AUTHORITY.